CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.

It is hereby certified that:

1.     The name of the corporation (hereinafter called the “Corporation”) is FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.

2.     The Certificate of Amendment to the Certificate of Incorporation of the Corporation, recorded by the State of Delaware, Secretary of Corporations on September 17, 1997, is hereby amended by striking out Article "FOURTH" thereof and by substituting in lieu of said Article, the following new "FOURTH" Article:

“FOURTH: The total number of shares of Capital Stock which the Corporation shall have authority to issue will be 185,000,000, of which 175,000,000 shares shall be Common Stock, par value $0.01 per share, and 10,000,000 shares shall be Preferred Stock, par value $0.01 per share.

a.     February 27, 1998 Common Stock Reverse Stock Split: A reverse stock split of the shares of Common Stock of the Corporation subscribed for, accepted or issued by the Corporation prior to January 1, 1998 (the “Original Stock”) was effected upon the filing and recording of a Certificate of Amendment of the Certificate of Incorporation of the Corporation on February 27, 1998 (the “Effective Time”), as follows:

(i)     Each one hundred (100) shares of Original Stock, having a value of One Cent ($.01) per share on the Effective Date, were combined and converted automatically, and without further action by the holder thereof, into one (1) validly issued share of Common Stock of the Corporation (the “Split Stock”), having a par value of One Cent ($.01) per share and having all of the rights and benefits applicable to the Original Stock and any right, option, warrant or claim to acquire or receive one hundred (100) shares of Original Stock were converted automatically, and without any further action by the holder thereof, into the right to acquire or receive one (1) share of Split Stock upon, and in compliance with, the terms of the right, option, warrant or claim, except that the purchase price per shall be proportionately increased; provided, however, that, with respect to such shares of Split Stock, an aggregate of One Dollar ($1.00) of the consideration paid to the Corporation for each such share of Split Stock shall continue to be treated as capital of the Corporation.

(ii)     From and after the Effective Time, subscriptions for or certificates representing shares of Original Stock are deemed to represent only the right to receive shares of Split Stock to which a stockholder would be entitled pursuant to the reverse stock split affected.

b.     Rights, Preferences, and Restrictions of Preferred Stock:

The preferred stock authorized may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any series of preferred stock, and the number of shares constituting any such series and the designation thereof, or of any of them. The Board of Directors is authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status, which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

c.     December 15, 2004, Common Stock Reverse Stock Split:

Effective December 15, 2004 (the “Effective Date”).

(i)     Each three and one half (3.5) issued and outstanding shares of common stock (“Common Stock”), having a par value of One Cent ($.01) per share on Effective Date, shall be combined and converted automatically, and without further action by the holder thereof, into one (1) validly issued share of Common Stock of the Corporation (the “Reverse Split Stock”), having a par value of One Cent ($.01) per share and having all of the rights and benefits applicable to the Common Stock and any right, option, warrant or claim to acquire or receive three and one half (3.5) shares of Common Stock shall be converted automatically, and without any further action by the holder thereof, into the right to acquire or receive one (1) share of Reverse Split Stock upon, and in compliance with, the terms of the right, option, warrant or claim, except that the purchase price per shall be proportionately increased; provided, however, that, with respect to such shares of Reverse Split Stock, an aggregate of One Dollar ($1.00) of the consideration paid to the Corporation for each such share of Reverse Split Stock shall continue to be treated as capital of the Corporation.

(ii)     From and after the Effective Date, subscriptions for or certificates representing shares of Original Common Stock are deemed to represent only the right to receive shares of Reverse Split Stock to which a stockholder would be entitled pursuant to the reverse stock split.

d.     Elimination of Class A Common Stock.     In accordance with Article IV (3) of the Company's "Certificate of Amendment of Certificate of Incorporation of Fusion Telecommunications International, Inc.", filed December 30, 2004, with the State of Delaware, Secretary of Corporations, all shares of Class A Common Stock were automatically converted into Common Stock on February 15, 2006, and accordingly no shares of Class A Common Stock are issued or outstanding. The Class A Common Stock is therefore, hereby eliminated.

3.     This Amendment of the Certificate of Incorporation of the Corporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4.     The effective time of the amendment herein certified shall be the date of filing.

IN WITNESS WHEREOF, the undersigned has executed this Amendment of the Certificate of Incorporation of Fusion Telecommunications International, Inc., as of January 7, 2009.

/s/ Philip D. Turits
    Printed Name: PHILIP D. TURITS
    as Secretary and Treasurer